Exhibit 99.1

Vonage Announces Appointment of Alan Masarek as Chief Executive Officer

HOLMDEL, N.J. - October 7, 2014 - Vonage Holdings Corp. (NYSE: VG) today announced that the Company has appointed Alan Masarek as Chief Executive Officer and a member of the Board of Directors, effective November 6, 2014. Mr. Masarek will take part in an orderly leadership transition through his start date. Marc Lefar will retire as CEO and from the Board of Directors effective November 5, 2014.

Mr. Masarek joins Vonage from Google, Inc., which acquired his prior company, Quickoffice, Inc., in June 2012. Mr. Masarek was the Co-Founder of Quickoffice, Inc. and served as its Chief Executive Officer from July 2007 until June 2012. Under his leadership, Quickoffice became the world’s most widely embedded mobile productivity software, with a top-grossing iPad app and a top 10 grossing app in the Google Play market, engaging more than 26 million registered users at the time of Google’s purchase. Following the acquisition, Mr. Masarek became Director, Chrome & Apps for Google.

“Alan is a proven business leader with more than 20 years of C-level experience at technology-centric companies that span corporate, venture and entrepreneurial settings. Alan’s leadership qualities, deep experience in technology innovation and proven ability to develop breakthrough products and services that drive profitable growth make him the ideal choice to be Vonage’s CEO.” said Chairman Jeffrey Citron. “The Board is confident in Alan’s ability to take Vonage into its next phase of growth and innovation, and in the overall future of the Company under his leadership.”

Prior to co-founding Quickoffice, Mr. Masarek was Co-Founder, Chief Executive Officer and Chairman of AdOutlet, Inc., a marketplace for the media industry, from April 1999 to September 2001. Previously, he was President of Advanced Health Corporation where he led the organization from development stage through its growth into a publicly-traded services and IT company. Mr. Masarek earned his M.B.A. from Harvard Business School and his B.B.A from the University of Georgia.

Commenting on Mr. Lefar’s retirement, Mr. Citron said, “On behalf of the Board of Directors, I want to thank Marc for his tremendous work since joining Vonage. He helped chart a new course for the Company, delivering dramatic financial and operational improvements, which allowed the Company to invest for growth while delivering significant value to our shareholders. We are grateful for his leadership over the past six years, and wish him all the best.”

“It has been an honor to work with a highly talented team and supportive Board. I am proud of all that we have accomplished together, and I am confident the team will provide Alan with the same effort, passion and dedication to innovation and growth. I wish Alan, the Board and the team continued success,” Mr. Lefar said.

“I am honored to take the helm at Vonage. The Company has done an extraordinary job innovating on its legacy as a VoIP pioneer, expanding into new markets, new geographies and mobile services, to help change the way consumers and businesses connect around the world,” Mr. Masarek said. “I am excited to build upon Vonage’s strong foundation and lead the Company in its next phase of growth toward

Exhibit 99.1

becoming the premier provider of cloud-based communications for consumers and businesses worldwide.”
About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide, with approximately 2.5 million subscriber lines. Vonage provides a robust suite of feature-rich, affordable residential and business communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Vonage’s residential service is sold on the web (www.vonage.com) and through telesales and regional and national retailers, and its business service is sold through Vonage Business Solutions (www.vonagebusiness.com) telesales and channel partners.
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to, the execution of the Company’s succession plan and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views subsequent to today.

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Media contact:
Jo Ann Tizzano
732-365-1363
joann.tizzano@vonage.com

Investor contact:
Hunter Blankenbaker
732-444-4926
hunter.blankenbaker@vonage.com